Exhibit 99.1

American Lithium Minerals Acquires 5 New Exploration Brine Projects in Nevada

HENDERSON, NV-January 5, 2010- American Lithium Minerals Inc. (OTC.BB:AMLM -News) www.americanlithium.com (the "Company") announced today that it has entered into an agreement to acquire Five Grassroots Exploration Brine Projects in Nevada from Gold Summit Corporation. Stated Hugh Aird CEO and President of American Lithium Minerals, “we are extremely optimistic about the potential of these new properties, and in the fact that we continue to identify superior opportunities for potentially lithium rich properties.” Mr. Aird continued, “With the United States governments growing interest in domestic production of lithium being such an important component of their green energy plan, it will become more and more advantageous for us to control significant resources of this particularly important element.”

As a result of lithium-ion battery demand for hybrid-electric and electric cars, the increase in demand for lithium carbonate is expected to increase four-fold by 2017. High demand and low supply has already pushed lithium carbonate (Li2CO3) prices to US$6,600.00 per ton. There is currently only one producer of lithium carbonate in the United States; Chemetall’s Clayton Valley Operation. The Great Basin of the United States represents excellent potential for the discovery of new lithium brine deposits and American Lithium Minerals is well positioned for detection with both its current and five newly acquired projects.

About American Lithium Minerals

American Lithium Minerals Inc. is an early stage lithium exploration company engaged in evaluating, developing and acquiring lithium projects, with a focus on the USA. The Company is actively working on the Montezuma Valley, Nevada Lithium Brine Property acquired earlier this year.

About Lithium

Lithium is used for batteries, specialty glass, lubricants, pharmaceuticals and lithium alloys. Lithium ion (Li-ion) batteries have become the rechargeable battery of choice in cell phones, computers, hybrid-electric cars and electric cars. GM, Ford, Toyota, Dodge, Chrysler-Fiat, Mitsubishi, Nissan, Tesla, Saturn and Mercedes-Benz have all announced plans to build Li-ion battery-powered cars. Demand for lithium-powered vehicles is expected to increase fivefold by 2012. The domestic automotive industry must secure a lithium source to supply the next generation of hybrid-electric and electric vehicles. Over 60% of cell phones and 90% of laptops use lithium batteries. The worldwide market for lithium batteries is estimated at over $4 billion per year.

Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, future prices for lithium carbonate (Li2CO3), that lithium-ion battery demand for hybrid-electric and electric cars is expected to increase four fold by 2012, that demand for lithium-powered vehicles is expected to increase fivefold by 2012, or the existence of any commercially recoverable lithium carbonate on the Green Energy lithium project in Utah.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of lithium prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Contact:

Stephen Cook
Vice President/Investor Relations
Tel: 877-717-2656
E-mail: info@americanlithium.com